SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

     Name:  SENTINEL VARIABLE PRODUCTS TRUST

     Address of Principal Business Office (No. & Street, City, State, and Zip
     Code):

                   National Life Drive
                   Montpelier, Vermont  05604

     Telephone Number (including area code):     (802) 229-3900

     Name and Address of Agent for Service of Process:

                   D. Russell Morgan, Esq.
                   c/o Sentinel Variable Products Trust
                   National Life Drive
                   Montpelier, Vermont  05604

         Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES  |X|                     NO  | |

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                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Montpelier, and State of Vermont on the 28th day of April, 2000.

                                    SENTINEL VARIABLE PRODUCTS TRUST

                                    By:    /s/ Thomas P. Malone
                                       ---------------------------------------
                                           Thomas P. Malone (Vice President)

Attest:

By:     D. Russell Morgan
   ------------------------------------
        D. Russell Morgan (Secretary)